SEGALL BRYANT & HAMILL TRUST

AMENDMENT NO. 6 TO

AMENDED AND RESTATED DECLARATION OF TRUST

The undersigned, being all of the trustees of Segall Bryant & Hamill Trust (the “Trust”), a Massachusetts business trust created under a Declaration of Trust dated as of December 10, 1985 and existing under an Amended and Restated Declaration of Trust dated as of November 19, 1987, as amended (the “Declaration of Trust”), a copy of which is on file in the Office of the Secretary of The Commonwealth of Massachusetts, having determined that it is desirable and appropriate to amend the Declaration of Trust, do hereby direct that this Amendment No. 6 be filed with the Secretary of The Commonwealth of Massachusetts and the Clerk of the City of Boston and do hereby consent to and adopt the following amendment to the Declaration of Trust:

WHEREAS, on January 30, 1991 Amendment No. 1 dated July 16, 1990 to the Declaration of Trust was filed with the Secretary of the Commonwealth of Massachusetts;

WHEREAS, on November 14, 2003 Amendment No. 2 dated November 12, 2003 to the Declaration of Trust was filed with the Secretary of the Commonwealth of Massachusetts;

WHEREAS, on February 22, 2010 Amendment No. 3 dated February 19, 2010 to the Declaration of Trust was filed with the Secretary of the Commonwealth of Massachusetts;

WHEREAS, on April 29, 2014, Amendment No. 4 dated April 29, 2014 to the Declaration of Trust was filed with the Secretary of the Commonwealth of Massachusetts and several counterpart signatures were inadvertently omitted from the filed version. This Amendment No. 6 is being filed for the purpose of filing a complete version of the Amendment No. 4 as adopted on May [ ], 2019.

WHEREAS, on April 30, 2018, Amendment No. 3 “[sic]” (actually Amendment No. 5) dated April 26, 2018 was filed with the Secretary of the Commonwealth of Massachusetts on April 30, 2018.

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NOW, THEREFORE BE IT:

RESOLVED, that Section 9.3 of the Amended and Restated Declaration of Trust is replaced in its entirety with the following:

“9.3 Indemnification of Trustees, Representatives and Employees. The Trust shall indemnify its Trustees, to the fullest extent permitted by law, against all liabilities and expenses (including amounts paid in satisfaction of judgments, in compromise, as fines and penalties, and as counsel fees) reasonably incurred by him in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which he may be involved or with which he may be threatened, while as a Trustee or thereafter, by reason of his being or having been such a Trustee, except with respect to any matter as to which he shall have acted in bad faith, willful misfeasance, gross negligence or reckless disregard of his duties; provided that any such indemnification shall be preceded by a reasonable and fair determination that an indemnification shall be made, where such reasonable and fair means of determination would include: (a) a final decision on the merits by a court or other body before whom the proceeding was brought that the indemnitee was not liable by reason of disabling conduct, or (b) the reasonable determination, based upon a review of the facts, that the indemnitee was not liable by reason of having acted in bad faith, willful misfeasance, gross negligence or reckless disregard of his duties, by either (i) the vote of a majority of Trustees who are neither “interested persons” as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended, nor parties to the proceeding, or (ii) by the written opinion of independent legal counsel; and further provided that as to any matter disposed of by a compromise payment by such person, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless the Trust shall have received a written opinion from independent legal counsel approved by the Trustees to the effect that if either the matter of willful misfeasance, gross negligence or reckless disregard of duty, or the matter of bad faith had been adjudicated, it would in the opinion of such counsel have been adjudicated in favor of such person. The rights accruing to any person under these provisions shall not exclude any other right to which he may be lawfully entitled, provided that no person may satisfy any right of indemnity or reimbursement hereunder except out of the property of the Trust. The Trustees may make advance payments in connection with the indemnification under this Section 9.3, provided that the indemnified person shall have given a written undertaking to reimburse the Trust in the event it is subsequently determined that he is not entitled to such indemnification; and further provided that, as a condition to the advance either: (x) the indemnitee shall provide a security for his or her undertaking; (y) the Trust shall be insured against losses arising by reason of any lawful advances; or (z) either (i) a majority of Trustees who are neither “interested persons” as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended, nor parties to the proceeding or (ii) independent legal counsel in a written opinion, shall determine, based on a review of readily available facts, that there is reason to believe that the indemnitee ultimately will be found entitled to indemnification.

The Trustees shall indemnify representatives and employees of the Trust to the same extent that Trustees are entitled to indemnification pursuant to this Section 9.3.

For the purposes of this Section 9.3, representatives shall mean the officers of the Trust, as elected or appointed by the Trustees from time to time.”

The foregoing amendment will become effective upon its filing with the Secretary of The Commonwealth of Massachusetts. This amendment may be executed in multiple counterparts, each of which will be deemed an original, but all of which taken together will constitute one instrument.

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IN WITNESS WHEREOF, the undersigned execute this Amendment No. 6 to the Declaration of Trust as trustees and not individually this ___ day of [ ], 2019.

Thomas J. Abood

Mary K. Anstine

John A. DeTore

Rick A. Pederson

James A. Smith

Douglas M. Sparks

Janice M. Teague

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